Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 6, 2026, with respect to the consolidated financial statements of SRR Holdings, Inc. and subsidiaries in the Current Report on Form 8-K/A of LSI Industries Inc., dated June 5, 2026. We consent to the incorporation by reference of said report in the Registration Statement of LSI Industries Inc. on Form S-3 (File No. 333-290202).

/s/ GRANT THORNTON LLP

Columbia, South Carolina

June 5, 2026